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[INTERNATIONAL PAPER LETTERHEAD]


                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921

News Release
CONTACTS:
   Media:       Jennifer Boardman, 203-541-8407



   Investors:   Darial Sneed, 203-541-8541
                Brian Turcotte, 203-541-8632


      International Paper Elects Alcan Executive to its Board of Directors

Stamford, Conn., - October 15, 2003 - International Paper (NYSE: IP) today announced the election of Martha Finn Brooks, president of Alcan Rolled Products Americas and Asia and senior vice president of Alcan Inc., to its Board of Directors. This election will be effective on December 9, at the board's next regularly scheduled meeting.

"Martha brings a tremendous amount of global experience to our board, and IP will benefit from her business and marketing expertise," said John Dillon, chairman and chief executive officer.

Ms. Brooks joined Alcan in 2002 having previously held various business development, marketing, sales and general management positions with Cummins Inc. While at Cummins, she worked in China, Mexico, the former Soviet Union, Europe, Africa, and the Middle East holding a wide range of positions. She held a vice president position for six years before moving to Alcan in 2002, as president of Alcan Rolled Products Americas and Asia and senior vice president of Alcan Inc.

She holds a B.A. from Yale University in Economics and Political Science as well as a Master's of Public and Private Management specializing in international business. Brooks is a member of the Board of Trustees of Manufactures Alliance
(MAPI), an executive committee and board





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member of The Aluminum Association, and a Trustee of the Yale-China Association.
She lives in Cleveland with her husband and three sons.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative 'r' (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.


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